Exhibit 99.1

ITG Acquires RFQ-hub

Purchase of Global OTC Trading Platform Expands Multi-Asset Capabilities

NEW YORK, July 30, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that it has acquired RFQ-hub, a multi-asset platform for global listed and OTC (Over-the-Counter) assets.  RFQ-hub connects buyside trading desks and portfolio managers with a large network of sell-side market makers, allowing them to place requests for quotes (RFQs) in OTC-negotiated equities, futures, options, swaps, convertible bonds, structured products and commodities.  Going forward, the platform will be rebranded as ITG RFQ-hub.  It will remain available as a standalone platform and will also be integrated into ITG’s Triton execution management system.

“RFQ-hub is a welcome addition to our global technology platform,” said Bob Gasser, CEO and President of ITG. “This acquisition enhances the multi-asset services we are able to provide to our institutional investor clients in Europe and beyond. In the post- Dodd Frank world, clients are challenged increasingly by operational complexity across all asset classes and derivative instruments. We believe the team at RFQ-hub has built the best-in-class solution to simplify these work and trade flows.”

David Sagnier, CEO of RFQ-hub, said, “My colleagues and I are excited to join the ITG team.  Together, we are dedicated to providing industry-leading tools and services to assist clients in sourcing quality liquidity and help them to seek best execution across all relevant asset classes.”

Privately-held RFQ-hub was founded in France in 2008.  The firm has 25 employees, with headquarters in Paris and representatives in London and Hong Kong. ITG management will discuss the acquisition in more detail on the Second Quarter 2014 earnings call on July 31st.

For more information about RFQ-hub and the expanded ITG platform, please visit www.itg.com/platforms.

About ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

+1 212 4446259

corpcomm@itg.com

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